Exhibit 10.39

Nassim Usman, Ph.D.
Chief Executive Officer

30 March 2015

Mr. Fletcher Payne

[***]

Dear Fletcher:

I am pleased to confirm our offer of employment as Chief Financial Officer of Catalyst Biosciences, Inc. (the “Company”). As Chief Financial Officer you will report directly to Nassim Usman, Chief Executive Officer. We look forward to your joining us in a full time capacity effective April 30, 2015 or earlier if mutually agreed (your “Start Date”).

While employed by the Company, you agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Except upon the prior written consent of the Board of Directors, you will not, during your employment with the Company, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as Chief Financial Officer or create a conflict of interest with the Company. Notwithstanding the foregoing, you will be able to continue your current two advisory engagements, provided that you wind such engagements down and terminate them within six (6) months of your Start Date, unless otherwise approved by the Company’s Chief Executive Officer.

Your initial base compensation will be $25,000 per month ($300,000, annualized), paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. In addition, you will have the opportunity to earn an annual performance-based bonus up to 30% of your annual salary, subject to usual, required withholding. The amount of your bonus, if any, will be determined by the Compensation Committee of the Board of Directors based on the achievement of individual or corporate objectives. For 2015, the amount of your bonus will be pro rated for the partial year of service, including the period of your consulting to the Company. To receive your bonus, you must be employed by the Company at the time the bonus is paid.

Confidential	1

During your employment with the Company, you will be eligible to participate in the Company’s employee benefit plans including, but not limited to, Life, Disability, Medical, Dental and Vision Insurance, and 401(k) plans. As a full-time employee, you will be eligible for paid time off benefits, which includes sick leave and vacation time, in accordance with the Company’s policies for similarly situated employees. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

As you are aware, the Company has entered into an Agreement and Plan of Merger dated March 5, 2015, with Targacept, Inc. and Talos Merger Sub, Inc (the “Merger Agreement”). In connection with the commencement of your full time employment, and subject to any approvals required under the Merger Agreement, the Company will recommend that the Board of Directors grant you an option to purchase 375,000 shares of the Company’s Common Stock, with an exercise price equal to the fair market value on the date of grant. The option will be subject to four year monthly vesting, beginning on your Start Date, so long as you remain employed by the Company, and will be subject to the terms of the option agreement between you and the Company. In addition, following the closing of merger contemplated by the Merger Agreement, the Compensation Committee of the Company’s Board of Directors will make a recommendation to the Board of Directors regarding any other equity award(s) that may be offered to you at such time.

As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company’s standard form of confidential information and/or inventions assignment agreement, if you have not already done so.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. The at-will employment policy can only be changed by a written document approved by the Board and signed on behalf of the Board.

Should your employment with the Company be terminated without Cause (as defined below) or as a result of Constructive Termination (as defined below), (i) you shall be entitled to receive severance payments, equal to the rate of base salary which you were receiving at the time of such termination, during the period from the date of your termination until the date that is six (6) months after the effective date of the termination (the “Severance Period”), which payments shall be paid during the Severance Period (or applicable shorter period) in accordance with the Company’s standard payroll practice and which shall be subject to applicable withholding taxes, and (ii) such number of shares of Common Stock subject to options held by you that would otherwise have vested as of the end of the Severance Period (had you remained continuously employed by us through that time) will vest as of the time of such termination.

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Notwithstanding any provision in this offer letter to the contrary, your termination of employment under all provisions of this offer letter shall be deemed to occur upon your “separation from service” within the meaning of Section 409A and if upon your “separation from service” within the meaning of Section 409A you are then a “specified employee” (as defined in Section 409A), then to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company shall defer payment of nonqualified deferred compensation subject to Section 409A payable as a result of and within six (6) months following such separation from service until the earlier of: (i) the first business day of the seventh month following the your separation from service; or (ii) ten (10) days after the Company receives written notification of your death. Any such delayed payments shall be paid without interest.

Notwithstanding any provision in this offer letter to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this offer letter or otherwise shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. While it is intended that all payments and benefits provided under this offer letter to you will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that the payments under this offer letter are exempt from or compliant with Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this offer letter is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. You further understand and agree that you will be entirely responsible for any and all taxes on any benefits payable to you as a result of this offer letter.

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“Cause” shall mean (i) your failure to perform your assigned duties or responsibilities as an employee of the Company after notice thereof from the Company describing your failure to perform such duties or responsibilities, (ii) your engaging in any act of dishonesty, fraud or misrepresentation, (iii) your violation of any federal or state law or regulation applicable to the Company’s business, (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company, or (v) your being convicted of or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” shall mean either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided, that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder), or (ii) a sale of all or substantially all of the assets of the Company.

“Constructive Termination” shall be deemed to occur (A) upon any of the following without your written consent: (i) a material adverse change in your position with the Company causing such position to have materially reduced duties, stature or responsibilities including a change in your direct reporting relation with the Board; (ii) any reduction of your base salary; or (iii) the failure of any successor to the Company upon a Change of Control to assume the Company’s obligations under this offer letter, and (B) if within 30 days following such event you terminate your employment in accordance with this provision.

In the event that the severance and other benefits provided for in this offer letter or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this offer letter shall be either

A.	delivered in full, or

B.	delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

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You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer.

This offer letter and the confidential information and/or inventions assignment agreement between you and the Company that you will be required to execute upon commencement of your employment hereunder, if you have not already done so, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral, including without limitation that certain Consulting Agreement between you and the Company and that certain Consulting Agreement between the Company and Danforth Advisors LLC, each effective as of January 14, 2015. Nothing set forth herein shall modify or amend any option agreement between you and the Company existing as of the date hereof. Except as specifically provided in this offer letter, this offer letter can only be amended in a writing approved by the Board and signed by you and a duly authorized officer of the Company. Any waiver of a right under this offer letter must be in writing. This offer letter will be governed by California law.

For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

Please call me if you have any questions. Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to me no later than April 2, 2015.

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I am pleased to welcome you to the Company, and I look forward to your participation in the Company’s future success.

Sincerely,

/s/ Nassim Usman

Nassim Usman, Ph.D.

Chief Executive Officer

Accepted and agreed to this

31st day of March, 2015

/s/ Fletcher Payne
Fletcher Payne

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